Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Stevia Corp.
A Development Stage Company
Indianapolis, Indiana

We hereby consent to the use in the Registration Statement on Form S-1 (the "Registration Statement") of our report dated June 29, 2011, relating to the balance sheet of Stevia Corp., a development stage company, (the "Company") as of April 30, 2011, and the related statements of operations, stockholder's deficit and cash flows for the period from April 11, 2011 (inception) through April 30, 2011, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption "Experts" in such Registration Statement.


/s/ Li & Company, PC
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Li & Company, PC
Skillman, New Jersey
February 27, 2012